Exhibit 99.1

For Immediate Release: December 10, 2015

Occidental Petroleum Promotes Vicki A. Hollub to President and COO, Names her to the Board, and Announces Appointment to CEO Set for 2016 Annual Meeting

HOUSTON – December 10, 2015 – Occidental Petroleum Corporation (NYSE: OXY) announced today that its Board of Directors has promoted Vicki A. Hollub to President and Chief Operating Officer and appointed her to the Board. As part of the previously disclosed succession plan, the Board also announced that Ms. Hollub will succeed Stephen I. Chazen as Occidental’s Chief Executive Officer effective at the company’s 2016 annual shareholder meeting. She was appointed Senior Executive Vice President of Occidental and President – Oxy Oil and Gas, earlier this year.

“The Board selected Vicki following a thorough succession planning process. She is a proven leader who has demonstrated success at every level during her 35 years with Occidental. She has the full trust and confidence of the Board, and we look forward to working with her to continue to build value for Occidental’s shareholders,” said Eugene L. Batchelder, Chairman of Occidental’s Board of Directors.

“Vicki has an outstanding track record of efficiently and profitably growing our oil and gas business that will serve her well as Occidental’s chief executive. Her extensive operational and leadership experience make her the right person to lead our organization today and to meet the challenges facing our industry going forward,” said Mr. Chazen.

“I am proud and honored to be given the responsibility by Occidental’s Board of Directors to lead this great company. Occidental has a terrific portfolio of assets with top-notch people. I will work tirelessly to earn and keep the respect of our employees, investors and other stakeholders as we strive to be the best company in our industry,” said Ms. Hollub.

Occidental’s Board of Directors also announced that Mr. Chazen will be nominated to the Board for an additional term following his service as the company’s CEO.

About Occidental Petroleum

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East region and Latin America. Headquartered in Houston, Occidental is one of the largest U.S. oil and gas companies, based on equity market capitalization. Occidental’s midstream and marketing segment gathers, processes, transports, stores, purchases and markets hydrocarbons and other commodities in support of Occidental’s businesses. The company’s wholly owned subsidiary OxyChem manufactures and markets chlor-alkali products and vinyls.

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Contacts:

Media:

Melissa E. Schoeb

713-366-5615

melissa_schoeb@oxy.com

or

Investors:

Christopher M. Degner

212-603-8111

christopher_degner@oxy.com

On the web: www.oxy.com